Exhibit 99.1

Contacts:	For news media – Dan McCarthy, 610-774-5997 For financial analysts – Joseph P. Bergstein, 610-774-5609
PPL prices offerings of common stock and equity units
in financing for E.ON U.S. acquisition
     ALLENTOWN, Pa. (June 22, 2010) – PPL Corporation (NYSE: PPL) today (6/22) announced that it has priced its concurrent offerings of common stock and equity units, the proceeds of which will be applied to fund a portion of the purchase price of its recently announced acquisition of E.ON U.S., LLC, the parent company of Louisville Gas and Electric Company and Kentucky Utilities Company. The offering is being made under an existing shelf registration on file with the Securities and Exchange Commission.
     PPL has priced 90 million shares of its common stock at a public offering price of $24 per share and has granted the underwriters an option to purchase an additional 13.5 million shares of common stock to cover over-allotments. The common stock is expected to be issued on June 28, 2010, subject to customary closing conditions.
     PPL has also priced its offering of 20 million equity units, each with a stated amount of $50 for an aggregate amount of $1.0 billion. The equity units carry a total annual distribution rate of 9.5 percent. The reference price for the equity units is $24 per share, the public offering price in the concurrent common stock offering. The threshold appreciation price for the equity units is $28.80, which represents a premium of 20 percent over the reference price. PPL has granted the underwriters an option to purchase during the 13-day period beginning on, and including, the initial issuance date of the equity units up to 3 million additional equity units, or an additional aggregate stated amount of $150 million, solely to cover over-allotments.

     The equity units will initially consist of a contract to purchase PPL common stock and a 5 percent beneficial ownership interest in $1,000 principal amount of PPL Capital Funding, Inc.’s 4.625% junior subordinated notes due 2018. Under the purchase contract, holders are required to purchase a variable number of shares of PPL common stock no later than July 1, 2013.
     BofA Merrill Lynch and Credit Suisse are acting as the lead book running managers for both the common stock and equity unit offerings. Citi, Morgan Stanley and Wells Fargo Securities are joint book runners for the common stock offering. Barclays Capital, J.P. Morgan and UBS Investment Bank are joint book runners for the equity unit offering.
     PPL Corporation, headquartered in Allentown, Pa., owns or controls nearly 12,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to about 4 million customers in Pennsylvania and the United Kingdom.
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     This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction. This offering may be made only by means of a prospectus and related prospectus supplement, copies of which may be obtained when available from:
BofA Merrill Lynch,
4 World Financial Center,
New York, NY 10080
Attn: Preliminary Prospectus Department.
or
Credit Suisse Prospectus Department,
One Madison Avenue,
New York, NY 10010